Exhibit 5

Letterhead of Messerli & Kramer P.A.

July 20, 2005

Uroplasty, Inc.
2718 Summer Street N.E.
Minneapolis, Minnesota 55413

     Re: Registration Statement on Form SB-2

Ladies and Gentlemen:

     We have examined the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on July 20, 2005 in connection with the registration for resale under the Securities Act of 1933, as amended, of up to 2,147,142 shares of your common stock (the “Shares”) and up to 1,180,928 shares of your common stock (the “Warrant Shares”) issuable upon the exercise of warrants (the “Warrants”). As your legal counsel, we have examined the proceedings taken by you in connection with the issuance and sale of the Shares and the Warrants and such other documents, certificates and records that we have deemed necessary or appropriate for the basis of the opinions hereinafter expressed.

     It is our opinion that the Shares have been legally and validly issued and are fully paid and nonassessable and the Warrant Shares, when issued in accordance with the terms of the Warrants, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name whenever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendment thereto.

Very truly yours,

/s/ MESSERLI & KRAMER P.A.